UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 18, 2012
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

On October 18, 2012, Lions Gate Entertainment Corp. (the “Company”), terminated and paid off all amounts outstanding under that certain Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated February 21, 2012 (the “Amended Credit Agreement”) among Summit Entertainment, LLC (“Summit”), a wholly-owned subsidiary of the Company, certain of its subsidiaries as guarantors, certain lenders specified therein, and JPMorgan Chase Bank, N.A. as administrative agent.

The Amended Credit Agreement was a secured credit facility in a principal amount of $500 million, repayable in quarterly installments equal to $13.75 million, with the balance payable on the final maturity date, which was September 7, 2016. The Amended Credit Agreement was repayable periodically to the extent of the excess cash flow generated by Summit and its subsidiaries.

The Amended Credit Agreement bore interest by reference to a base rate or LIBOR rate, in either case plus an applicable margin of 4.50% in the case of base rate loans and 5.50% in the case of LIBOR loans, and contained customary covenants, restrictions and events of default, including, but not limited to, maintenance of a minimum liquidity ratio and a minimum fixed charge coverage ratio and limitations on overhead expenses.

Upon termination of the Amended Credit Agreement, the amount outstanding in principal balance of approximately $299.2 million, as well as all accrued but unpaid interest, legal fees and other charges were paid in full.

Additionally, the Company has arranged for Summit and certain of its affiliates to become guarantors of the Company's senior credit facility and the Company's 10.25% Senior Secured Second-Priority Notes due 2016, and pledge their assets in support of such guaranties, in accordance with their respective terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2012            LIONS GATE ENTERTAINMENT CORP.
(Registrant)

/s/ James Keegan
Name: James Keegan
Title: Chief Financial Officer